Exhibit 99.1

March 30, 2012

My fellow shareholders,

On behalf of the Board of Directors of AmerInst Insurance Group, Ltd. (“AmerInst” or the “Company”), I am pleased to announce that the Company has declared its 54th consecutive dividend to be paid on or before March 30, 2012 to shareholders of record as of February 29, 2012. Your dividend check for 25 cents per share is enclosed. The Board has reduced the dividend from the prior level of 47 cents per share in order to conserve surplus needed for the Company’s reinsurance activities and to maintain our A. M. Best Co. rating.

Our accountants’ and lawyers’ professional liability programs continue to progress in line with revised expectations, and we are encouraged that policy renewals are running at a 90% rate. Find out how easy it is to use our comprehensive web-based professional liability program to obtain affordable insurance protection. We invite you to visit our web sites: www.protexure.com for accountants and www.prolaw123.com for lawyers.

All shareholders should note that for tax returns for years beginning after March 18, 2012, certain filers (including our shareholders) may be required to attach Form 8938, Statement of Specified Foreign Financial Assets. The new requirements contain various threshold and residency rules for who must file. Please see the instructions for Form 8938.

If you have questions or would like more information about AmerInst, please feel free to contact me at 505-998-3205 or idiamond@redw.com.

Shareholder inquiries and requests for change of mailing or e-mail address, transfer, name change, or redemption of shares should continue to be referred to our Shareholder Services Division: AmerInst Insurance Group, Ltd.—Shareholder Services, c/o Cedar Management Limited, P.O. Box HM 1601, Hamilton HM GX, Bermuda. Tel: 800-422-8141/Fax: 441- 295-1702; email: amerinst@cedar.bm

Sincerely,

Irvin F. Diamond, CPA

Chairman

This Chairman’s Letter contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements about our beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements, as well as specific statements regarding (i) our ability to continue meeting our obligations to policyholders and shareholders, (ii) the progress and high percentage of policy renewals with our accountants’ and lawyers’ professional liability programs, (iii) our ability to maintain our A.M. Best Co. rating at or above its current level, and (iv) our ability to declare and pay dividends to our shareholders in the future. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause actual results to differ materially include difficult economic conditions and unexpected changes in insurance laws and regulations. Additional risk factors related to AmerInst and an investment in our common stock are contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2011. AmerInst does not undertake any duty nor does it intend to update the results of these forward-looking statements.